Exhibit 99.1

For Information, contact:

Craig Dynes

Chief Financial Officer

617-866-6020

CDynes@pega.com

Pegasystems Announces Record Revenue of $48.5 million and Net Income of $2.9 million for the First Quarter of 2008

License Revenue up 45% from Prior Year and 17% from Prior Quarter

CAMBRIDGE, Mass. – May 8, 2008 – Pegasystems Inc. (NASDAQ: PEGA), the leader in Business Process Management (BPM), today announced financial results for the quarter ended March 31, 2008. Total revenue for the quarter was $48.5 million, an increase of 29%, compared to $37.5 million for the first quarter of 2007. License revenue for the quarter increased 45% to $17.5 million, compared to $12.1 million for the first quarter of 2007.

Net income for the first quarter of 2008 was $2.9 million, compared to $1.0 million for the first quarter of 2007. The Company generated $13.9 million in cash flow from operations and ended the quarter with $160.9 million in cash and short-term investments.

The following table shows selected financial information for the first quarter of 2008 and 2007:

	Quarter
	Q1 2008	Q1 2007
	(In thousands, except per share data)
Software license	$17,485	$12,084
Maintenance	8,899	7,021
Professional services	22,094	18,384

Total Revenue	$48,478	$37,489
Gross Profit	$28,926	$21,925
Income (Loss) from Operations	$2,166	$(244)
Net income	$2,944	$1,020

Earnings per Share, Basic and Diluted	$0.08	$0.03

Business Perspective

“I am pleased that we started 2008 with continued acceptance and adoption of our Build for Change® technology. The strong process automation capabilities of our SmartBPM Suite and our solution frameworks technology are enabling our customers to reduce operational expenses by up to 40%,” said Alan Trefler, Pegasystems’ chairman and CEO.

“Our value proposition of increasing business agility while significantly reducing costs across organizational silos is resonating in today’s challenging economic environment. The interest of large organizations seeking to improve customer service continues to be strong. In addition to winning a competitive bid by a large healthcare company seeking to dramatically improve its call center processes, we also closed several license sales with leading banks that are applying our SmartBPM Suite to create ‘servicing backbones’ for improved operational efficiency.”

“We had 17 new systems go live in Q1, 2008 with customers across all of our key vertical markets and with several Business Process Outsourcers who are applying the business agility enabled by our SmartBPM Suite to more effectively deliver increased value to their individual clients.”

“This quarter we released, to analyst and customer accolades, the latest version of our SmartBPM Suite, 5.4, and we introduced key new solution frameworks that will speed time to market for our customers. We continue to increase our investment in our core product and solution frameworks to improve our clients’ response to important issues, such as financial crime compliance. There is a growing commitment to our technology by key systems integration partners, which affirms our continued investment in promoting adoption of our SmartBPM Suite by a broader ecosystem.”

Craig Dynes, Pegasystems’ CFO, added, “Our Q1, 2008 revenue of $48.5 million represents a 29% increase over the same period last year and 17% growth over Q4, 2007. Our net income increased to $2.9 million fueled by license growth of 45% compared to Q1, 2007 and we generated $13.9 million in cash flow from operations in the quarter. These are exceptional financial results in light of the current economic conditions.”

“We believe maintenance is a meaningful indicator of our strong and growing customer base. Therefore, we have expanded our financial statement presentation to report our maintenance revenue, and associated direct costs, as distinct line items on our Income Statement. Maintenance revenue, which was $8.9 million for the quarter, grew by 27% from Q1, 2007.”

Messrs. Trefler and Dynes will be hosting a conference call and live Webcast associated with this announcement at 9:00 a.m. ET on May 9, 2008. Dial-in information is as follows: (877) 548-7901 (domestic) or (719) 325-4911 (international).

To listen to the Webcast, log onto www.pega.com at least 5 minutes prior to the event’s broadcast and click on the Webcast icon in the Investor Relations section. A replay of the call will also be available on www.pega.com in the Investor Relations section Audio Archives link.

Forward-Looking Statements

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “project,” “expect,” “plan,” “intend,” “believe,” “estimate,” “target,” “forecasting,” “could” and similar expressions, among others, identify forward-looking statements, which speak only as of the date the statement was made. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include, without limitation, variation in demand and the difficulty in predicting the completion of product acceptance and other factors affecting the timing of our license revenue recognition, the level of term license renewals, our ability to develop new products and evolve existing ones, the impact on our business of the recent credit market turmoil and of the ongoing consolidation in the financial services and healthcare markets, our ability to attract and retain key personnel, reliance on key third party relationships and management of the Company’s growth. Further information regarding these and other factors which could cause the Company’s actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other recent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company’s views as of May 8, 2008. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company’s view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company’s view as of any date subsequent to May 8, 2008.

About Pegasystems

Pegasystems (NASDAQ: PEGA), the leader in Business Process Management, provides software to drive revenue growth, productivity and agility for the world’s most sophisticated organizations. Customers use our award-winning SmartBPM® suite to improve customer service, reach new markets and boost operational effectiveness.

Our patented SmartBPM technology makes enterprise applications easy to build and change by directly capturing business objectives and eliminating manual programming. SmartBPM unifies business rules and processes into composite applications that leverage existing systems — empowering businesspeople and IT staff to Build for Change®, deliver value quickly and outperform their competitors.

Pegasystems’ suite is complemented by best-practice frameworks designed for leaders in financial services, insurance, healthcare, government, life sciences, communications, manufacturing and other industries.

Headquartered in Cambridge, MA, Pegasystems has offices in North America, Europe and Asia. Visit us at www.pega.com.

All trademarks are the property of their respective owners.

Pegasystems Inc.

Unaudited Condensed Consolidated Statements of Income

	Three Months Ended March 31,
	2008	2007
	(in thousands, except per share data)
Revenue:
Software license	$17,485	$12,084
Maintenance	8,899	7,021
Professional services	22,094	18,384

Total Revenue	48,478	37,489
Cost of revenue:
Cost of software license	—	—
Cost of maintenance	1,232	1,145
Cost of professional services	18,320	14,419

Total cost of revenue (1)	19,552	15,564

Gross Profit	28,926	21,925

Operating expenses:
Selling and marketing (1)	14,681	11,769
Research and development (1)	7,022	6,185
General and administrative (1)	5,057	4,215

Total operating expenses	26,760	22,169

Income (loss) from operations	2,166	(244)
Installment receivable interest income	75	276
Other interest income, net	1,655	1,545
Other income (expense), net	281	(20)

Income before provision for income taxes	4,177	1,557
Provision for income taxes	1,233	537

Net income	$2,944	$1,020

Earnings per share, basic and diluted	$0.08	$0.03

Weighted-average number of common shares outstanding, basic	36,098	35,349
Weighted-average number of common shares outstanding, diluted	37,311	37,614
Dividends per share	$0.03	$0.03

(1) Includes stock-based compensation as follows:

Cost of revenue	$204	$162
Selling and marketing	$160	$103
Research and development	$85	$40
General and administrative	$154	$91

Pegasystems Inc.

Unaudited Condensed Consolidated Balance Sheets

	As of March 31, 2008	As of December 31, 2007
	(in thousands)
Current Assets:
Cash and cash equivalents	$20,134	$26,710
Short-term investments	140,729	123,271

Total cash and cash equivalents and short-term investments	160,863	149,981
Trade accounts receivable, net	35,489	45,922
Short-term license installments	20,937	19,183
Other current assets	7,405	7,240

Total current assets	224,694	222,326
Long-term license installments, net	7,549	8,267
Property and equipment, net	4,153	4,182
Long-term deferred income taxes and other assets	7,842	6,599
Goodwill	2,182	1,933

Total assets	$246,420	$243,307

Current liabilities:
Accounts payable	$2,382	$5,670
Accrued expenses	11,543	10,405
Accrued compensation and related expenses	8,315	13,526
Deferred revenue	41,905	33,178

Total current liabilities	64,145	62,779
Income taxes payable	5,471	5,185
Other long-term liabilities	2,329	2,399

Total liabilities	71,945	70,363
Stockholders’ equity:	174,475	172,944

Total liabilities and stockholders’ equity	$246,420	$243,307

Pegasystems Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2008	2007
	(in thousands)
Cash flows from operating activities:
Net income	$2,944	$1,020
Adjustments to reconcile net income to cash flows provided by operating activities:
Excess tax benefits from stock options and deferred income taxes	(1,181)	(259)
Depreciation and amortization, and other non-cash items	547	553
Stock-based compensation expense	603	396
Change in operating assets and liabilities, and other, net	11,012	5,282

Cash flows provided by operating activities	13,925	6,992

Cash flows used in investing activities	(18,522)	(8,143)

Cash flows used in financing activities	(2,113)	(685)

Effect of exchange rate on cash and cash equivalents	134	46

Net decrease in cash and cash equivalents	(6,576)	(1,790)
Cash and cash equivalents, beginning of period	26,710	26,008

Cash and cash equivalents, end of period	$20,134	$24,218

Pegasystems Inc.

2007—Expanded captions (unaudited)

(in thousands)

	Q1		Q2		Q3		Q4		YTD
	As Reported	Expanded	As Reported	Expanded	As Reported	Expanded	As Reported	Expanded	As Reported	Expanded
Revenue:
Software license	$12,084	$12,084	$10,344	$10,344	$13,737	$13,737	$14,919	$14,919	$51,084	$51,084
Maintenance		7,021		7,379		7,760		9,035		31,195
Professional services		18,384		17,940		20,544		22,802		79,670
Services	25,405		25,319		28,304		31,837		110,865

Total Revenue	37,489	37,489	35,663	35,663	42,041	42,041	46,756	46,756	161,949	161,949
Cost of revenue:
Cost of software license	—	—	—	—	—	—	—	—	—	—
Cost of maintenance	—	1,145	—	1,152	—	1,204	—	1,290	—	4,791
Cost of professional services	—	14,419	—	13,168	—	14,517	—	18,307	—	60,411
Cost of services	15,564	—	14,320	—	15,721	—	19,597	—	65,202	—

Total Cost of revenue	15,564	15,564	14,320	14,320	15,721	15,721	19,597	19,597	65,202	65,202

Gross Profit	$21,925	$21,925	$21,343	$21,343	$26,320	$26,320	$27,159	$27,159	$96,747	$96,747